NAKED BRAND GROUP INC. APPOINTS
SEASONED APPAREL EXECUTIVE, CHRISTOPHER
HEYN, TO THE BOARD

CEO’s Leadership Dramatically Increases Revenue at Nautica International, NBA
and Summit Golf Brands

Vancouver, BC, October 8, 2013 –Naked Brand Group Inc. (“Naked” or the “Company”) (OTCQB:NAKD), a global lifestyle brand, is pleased to announce the appointment of Christopher Heyn to the Company’s Board of Directors. Mr. Heyn’s has a long and accomplished career in fashion, apparel and consumer products. He is a sought-after leader renowned for his ability to identify and orchestrate initiatives that dramatically increased revenues for significant brands including the NBA, Nautica International, DC Management Group and most recently, Summit Golf Brands. He is an expert at increasing distribution through department stores, international distribution, reinventing brands, implementing ecommerce strategies, consolidating business units, negotiating strategic partnerships, launching new product categories and has increased profits at every single company he has worked with. His specific leadership qualities have been identified as integral milestones for Naked, and his appointment to Naked’s Board affirms his belief in the brand, products and vision.

“I am excited to become a member of the Naked board. I am energized by the organizations commitment and passion to create superior products. The Naked brands’ combination of style, great fit , performance fabrics and functionality are a powerful combination for today’s market, Naked can develop a solid foundation on which to build its brand for the future. I look forward to helping the team achieve their financial and product goals,” said Christopher Heyn

"Naked is laser focused on its current domestic business and strong company vision. Our top line continues to positively perform each month as per the execution of our business plan and new opportunities are presenting themselves daily. Chris' experience will be vital in the next six to twelve months and he will be an integral part in realizing these current and future growth strategies. Furthermore, his exemplary character and energy is a perfect fit with our Company’s culture and vision," stated Joel Primus, President of Naked.

Mr. Heyn most recently was the CEO and Chairman of Summit Golf Brands, where he was recruited to help improve the company’s brands position and financial success. He launched a comprehensive business improvement plan that drove sales. He grew the company’s revenue across three men’s and women’s brands (Fairway & Greene, EP Pro and Z.R.) while launching an ecommerce and International division that will achieve high double digit increase over the past two years. His efforts lead the company to improve its profits, and achieve the #3 largest golf apparel company in the United States, while also executing a successful recapitalization of the company earlier this year.

Prior to Summit Gold Brands he joined DC Management Group as their COO & Managing Director. He was recruited by the company’s owner to oversee multiple lines of business including Mallory & Church, LINCs Sportswear, Tumi, Cole Haan, Kenneth Cole, and Kate Spade. His leadership lead to +60% in sales and improved net operating income of 55%. He also orchestrated new partnerships with Dillards, Saks, Jack Nicklaus, Kate Spade and launching licensing agreements that doubled wholesale income.

From 2003 to 2008 he was the President of Nautica Sportswear & Nautica Jeans Company and from 2001 to 2003 he was the President of Nautica Apparel, Inc., its Global Licensing Divison. He was promoted to run the $250 million Men’s Sportswear and Jeans division when store presence and market share were eroding and provided transformational leadership to revitalize the brand and improve performance. He previously directed Nautica’s $415 million global business. Specific achievements include moving Nautica to the #2 US ranking Mens Sportswear Collection , achieving record-breaking profit, and increasing sales and operating profit.

From 1997 to 2001 he was the Senior Vice President for National Basketball Association (NBA)’s Global Merchandising Group. While here he drove new sales initiatives that included opening the first-ever professional league store and the NBA Catalogue/NBA.com businesses and the advent of WNBA. He launched their highly profitable wholesale business, spearheaded new partnerships, and developed new product categories.

About Naked Brand Group Inc.
Naked is one of the world’s most luxurious and environmentally conscious underwear brands. Each smooth and light-weight garment seamlessly forms to your body making you feel like you’re wearing nothing at all. Naked underwear and undershirts are sold in high-end boutiques and department stores throughout North America including Nordstrom, Holt Renfrew, Boys’co, and Freshpair.com. A donation from every purchase helps to support Project World Citizen, a charity driven to empower and educate the children of Ghana. Naked® has garnered tremendous media exposure having been featured on The View, ABC, FOX LA, (ET) Canada and on The Dragons' Den.

For more information, please contact:
Joel Primus, President & CEO
Toll Free: 1-877-592-4767
Email: joel@thenakedshop.com
www.thenakedshop.com